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                                                                    EXHIBIT 23.3

                      Consent of PricewaterhouseCoopers LLP

      We hereby consent to the use in the Registration Statement on Form S-4 of SpectraSite Holdings, Inc., which includes Westower Corporation's proxy statement, of (i) our report dated February 4, 1999, except for the fourth paragraph in Note 3, as to which the date is June 17, 1999, relating to the consolidated financial statements of Westower Corporation as of September 30, 1998 and for the seven months ended September 30, 1998 and (ii) our report dated May 21, 1999 relating to the financial statements of Summit Communications, LLC as of September 30, 1998 and for the nine months ended September 30, 1998 which appear in such and Registration Statement. We also consent to the reference to us under the heading "Experts" in such and Registration Statement.

/s/ PricewaterhouseCoopers LLP
Seattle, Washington
August 9, 1999